Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-112502) of Assurant, Inc. of our report dated March 3, 2008 relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

New York, New York

March 3, 2008